Exhibit 99

Walter Mondale Resigns From UnitedHealth Group Board of Directors

MINNEAPOLIS (November 1, 2002) UnitedHealth Group announced today that Walter F. Mondale has resigned from the Company’s board of directors, effective October 31, 2002, in connection with his decision to run for the United States Senate. Mr. Mondale has been a director of the Company since 1997 and previously served as a director of the Company from August 1991 to August 1993.

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being enterprise that provides a full spectrum of resources and services to help people achieve improved health and well-being through all stages of life.